Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of
Principal Life Insurance Company

We have audited the consolidated financial statements of Principal Life Insurance Company (the Company) as of December 31, 2022 and 2021, for each of the three years in the period ended December 31, 2022 and have issued our report thereon dated March 30, 2023 (included elsewhere in this Registration Statement). Our audits of the consolidated financial statements included the financial statement schedules listed in Item 30(o) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.

In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the consolidated financial statements.

/s/Ernst & Young LLP

Des Moines, Iowa
March 30, 2023

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2022

			Amount as
			shown in the
			consolidated
			statement of
		Fair	financial
Type of Investment	Cost	value	position
	(in millions)
Fixed maturities, available-for-sale:
U.S Treasury securities and obligations of U.S government
corporations and agencies	$1,964.6	$1,715.9	$1,715.9
States, municipalities and political subdivisions	7,280.1	6,168.3	6,168.3
Foreign governments	565.3	520.4	520.4
Public utilities	4,637.7	3,983.8	3,983.8
Redeemable preferred stock	157.5	128.1	128.1
All other corporate bonds	32,700.2	29,072.9	29,072.9
Residential mortgage-backed securities	2,362.1	2,170.9	2,170.9
Commercial mortgage-backed securities	5,529.7	4,827.5	4,827.5
Collateralized debt obligations	4,698.9	4,560.2	4,560.2
Other debt obligations	7,207.8	6,483.3	6,483.3
Total fixed maturities, available-for-sale	67,103.9	59,631.3	59,631.3
Fixed maturities, trading	634.0	634.0	634.0
Equity securities:
Banks, trust and insurance companies	38.2	38.2	38.2
Non-redeemable preferred stock	14.9	14.9	14.9
Total equity securities	53.1	53.1	53.1
Mortgage loans	19,722.4	XXXX	19,722.4
Real estate, net:
Other real estate	2,237.4	XXXX	2,237.4
Policy loans	770.2	XXXX	770.2
Other investments	3,261.3	XXXX	3,261.3
Total investments	$93,782.3	XXXX	$86,309.7

Schedule III - Supplementary Insurance Information
As of December 31, 2022 and 2021 and for each of the years ended December 31, 2022, 2021 and 2020

			Contractholder
	Deferred	Future policy	and other
	acquisition	benefits and	policyholder
Segment	costs	claims	funds
	(in millions)
2022:
Retirement and Income Solutions	$1,271.5	$28,322.9	$35,262.8
U.S. Insurance Solutions	3,407.9	12,128.2	7,943.3
Corporate	—	157.9	2.1
Total	$4,679.4	$40,609	$43,208.2

2021:
Retirement and Income Solutions	$819.4	$27,716.5	$35,941.4
U.S. Insurance Solutions	2,929.7	12,262.1	8,039.6
Corporate	—	163.0	2.3
Total	$3,749.1	$40,141.6	$43,983.3

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2022 and 2021 and for each of the years ended December 31, 2022, 2021 and 2020

				Amortization of
	Premiums and	Net	Benefits, claims	deferred	Other
	other	investment	and settlement	acquisition	operating
Segment	considerations	income (1)	expenses	costs	expenses (1)
	(in millions)
2022:
Retirement and Income
Solutions	$1,959.7	$2,252.3	$3,228.6	$134.2	$1,519.6
U.S. Insurance Solutions	3,306.7	560.2	2,421.1	249.2	1,019.0
Corporate	(2.1)	39.8	1.0	—	217.2
Total	$5,264.3	$2,852.3	$5,650.7	$383.4	$2,755.8

2021:
Retirement and Income
Solutions	$1,883.6	$2,674.4	$3,450.1	$116.8	$1,383
U.S. Insurance Solutions	2,830.4	907.9	3,031.7	167.4	994.4
Corporate	—	51.4	0.8	—	83.0
Total	$4,714	$3,633.7	$6,482.6	$284.2	$2,460.4

2020:
Retirement and Income
Solutions	$3,221	$2,457.6	$4,899.3	$82.2	$1,138.3
U.S. Insurance Solutions	2,659.8	842.0	2,937.2	304.7	932.9
Corporate	—	25.3	1.0	—	21.6
Total	$5,880.8	$3,324.9	$7,837.5	$386.9	$2,092.8

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2022, 2021 and 2020 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
	($ in millions)
2022:
Life insurance in force	$317,116.8	$222,711.4	$374,462.3	$468,867.7	79.9%

Premiums:
Life insurance and annuities	$2,824.1	$297.9	$503.5	$3,029.7	16.6%
Accident and health insurance	2,392.4	157.8	—	2,234.6	—%
Total	$5,216.5	$455.7	$503.5	$5,264.3	9.6%

2021:
Life insurance in force (1)	$299,318.1	$195,641.7	$367,764.8	$471,441.1	78.0%

Premiums:
Life insurance and annuities	$2,693.4	$494.3	$494.3	$2,693.4	18.4%
Accident and health insurance	2,176.3	155.7	—	2,020.6	—%
Total	$4,869.7	$650	$494.3	$4,714	10.5%

2020:
Life insurance in force (1)	$294,161.3	$183,067.9	$331,394.6	$442,488	74.9%

Premiums:
Life insurance and annuities	$4,013.8	$452.5	$439.5	$4,000.8	11.0%
Accident and health insurance	2,036.6	156.6	—	1,880.0	—%
Total	$6,050.4	$609.1	$439.5	$5,880.8	7.5%

(1) We identified immaterial corrections related to life insurance in force amounts reported in 2021 and 2020, which were updated in the 2022 Schedule IV above.